Exhibit 99.1

FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS SECOND QUARTER 2011 RESULTS

Chapel Hill, N.C., July 28, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the second quarter ended June 30, 2011.

Corporate Highlights

•
The PA32540 Phase 3 pivotal studies are expected to be fully enrolled this quarter as planned.  The primary endpoint in both studies is the cumulative incidence of gastric ulcers following administration of either PA32540 or 325 mg enteric-coated aspirin in subjects at risk for developing aspirin-associated ulcers.  Completion of the 6-month studies is anticipated in Q1 2012 and the New Drug Application (NDA) filing is targeted for Q3 2012.

•
The long term safety study, a 12-month, Phase 3 study to evaluate the long-term safety of PA32540 in subjects who are at risk for developing aspirin-associated gastric ulcers has been completed. We are in the process of reviewing the data.

•	POZEN announced the appointment of Dr. Tomas Bocanegra as Executive Vice President, Development and the addition of Dr. Martin Nicklasson and Dr. Seth Rudnick to the Board of Directors.

•	First half net sales of Treximet® (sumatriptan / naproxen sodium) are up 3.5% year over year.

•	First half sales of VIMOVO™ (naproxen / esomeprazole magnesium) delayed-release tablets were $10.1 million; $6.3 million in Q2 2011.

•	VIMOVO was launched in 5 additional European countries in the second quarter of 2011.

Second Quarter Results

For the second quarter of 2011, POZEN reported revenue of $4.6 million, comprised of royalty on sales of Treximet and VIMOVO, of $4.0 million and $0.6 million, respectively. For the second quarter of 2010, the Company reported total revenue of $28.2 million, resulting from the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $4.1 million, and royalty of $4.1 million on sales of Treximet, and the $20.0 million milestone payment from AstraZeneca resulting from the U.S. Food and Drug Administration (FDA) approval of VIMOVO.

Operating expenses for the second quarter of 2011 totaled $11.0 million, as compared to $12.1 million for the comparable period in 2010. The decreased operating expenses in the second quarter of 2011 were primarily due to $2.4 million less in patent litigation expenses, partially offset by higher PA32540 development and pre-commercialization expenses.

The Company reported a net loss of ($6.4) million, or ($0.21) per share on a diluted basis, for the second quarter of 2011, compared to net income of $16.2 million, or $0.53 per share on a diluted basis, for the second quarter of 2010.

Six Month Results

For the six months ended June 30, 2011, POZEN reported revenue of $9.0 million compared to $35.2 million for the same period in 2010.  The decrease in revenue is due to prior year receipt of a $20.0 million milestone payment from AstraZeneca and the prior year amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca.

Operating expenses for the six months ended June 30, 2011 were $21.3 million compared to $22.0 million in the same period in 2010.  The decrease in operating expenses is due to $4.5 million less in patent litigation costs, partially offset by higher PA32540 development and pre-commercialization costs.

The Company reported net loss of ($12.1) million, or ($0.40) per share on a diluted basis for the six month period ended June 30, 2011, compared to a net income of $13.2 million, or $0.44 per share on a diluted basis, for the same period in 2010.

Balance Sheet

At June 30, 2011, cash, cash equivalents and short-term investments totaled $52.6 million compared to $64.1 million at December 31, 2010.  The Company had an accounts receivable balance of $4.6 million from GlaxoSmithKline and AstraZeneca at June 30, 2011.

Outlook

During 2011, POZEN plans to continue the late-stage clinical development of PA32540, along with its pre-commercialization activities.  Additionally, we expect that patent litigation costs will be substantially less than the $9.4 million spent in 2010.   Given that the final verdict on the Treximet patent litigation has not been issued, and the VIMOVO launch is still in its early stages, the Company will not provide annual financial guidance at this time.

Management and Board of Director Additions

We are pleased that Dr. Bocanegra has joined the POZEN executive team.  Prior to joining the Company, Dr. Bocanegra held the position of Senior Vice President Development, Daiichi Sankyo Pharma Development, overseeing the global development of new products in various therapeutic areas, including cardiovascular disease, oncology, pain and bone disorders.

We are also pleased to have added two new members to the Board of Directors, Dr. Martin Nicklasson and Dr. Seth Rudnick.  Dr. Nicklasson has been a senior leader in both large and small pharmaceutical organizations and has held leadership roles in commercial operations and clinical development.  Dr. Rudnick is a Venture Partner at Canaan Partners, managing healthcare investments.  He has led many drug discovery and development projects throughout his career, which spans research, development, clinical trials analysis and biotechnology as well as founding and growing start-up companies.  Their experience will serve the Company well as it implements its new strategy.

Second Quarter Results Webcast

POZEN will host a webcast to present second quarter 2011 results and management’s outlook on Thursday, July 28, 2011 at 11:00 a.m. (EDT).  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage. The lead candidate, PA32540, is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced ulcers and has entered Phase 3 clinical trials. POZEN is retaining commercial control of the pipeline assets and will develop a 21st century sales and marketing organization using a new sales force model and digital communications. The Company's common stock is traded on The NASDAQ Stock Market under the symbol "POZN". For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies – the PA product platform.  The products in the PA portfolio are intended to significantly reduce gastric ulcers compared to taking aspirin alone.

The first candidate is PA32540.  It is a coordinated-delivery tablet combining immediate release omeprazole, a proton pump inhibitor (PPI), layered around an aspirin core with a pH-sensitive coat.  This novel, patented product is administered orally once a day and is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.  POZEN has completed enrollment for the long-term safety study and the two pivotal studies, and is targeting a New Drug Application (NDA) filing in the second half of 2012.

Additionally, POZEN is conducting exploratory work on integrated aspirin therapies for other pain and pain-related conditions.

About VIMOVO

VIMOVO™ (naproxen / esomeprazole magnesium) delayed-release tablets, co-developed by POZEN Inc. and AstraZeneca, is a fixed-dose combination of delayed-release enteric-coated naproxen, a pain-relieving non-steroidal anti-inflammatory drug (NSAID), and immediate release esomeprazole, a proton pump inhibitor (PPI).  On April 30, 2010, the Company announced that the U.S. Food and Drug Administration (FDA) approved VIMOVO delayed-release tablets for the relief of the signs and symptoms of osteoarthritis (OA), rheumatoid arthritis (RA) and ankylosing spondylitis (AS), and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers.  VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to the absorption from other naproxen-containing products.  Controlled studies do not extend beyond six months.

VIMOVO received positive agreement for approval in 23 countries across the European Union in October 2010, which was followed by marketing and pricing approval in the United Kingdom, the first major ex-U.S. territory.  It is currently being marketed in 9 European countries.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK.  Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2011. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Royalty revenue	$4,587,242	$4,094,835	$9,048,934	$7,865,960
Other licensing revenue	—	24,114,903	—	27,201,079
Development revenue	—	25,112	—	93,190
Total revenue	4,587,242	28,234,850	9,048,934	35,160,229
Operating expenses:
Selling, general and administrative	4,762,001	5,677,221	9,068,648	10,881,852
Research and development	6,273,051	6,386,461	12,183,201	11,106,730
Total operating expenses	11,035,052	12,063,682	21,251,849	21,988,582
Other income:
Interest and other income, net	45,913	29,375	115,121	62,270
Income (loss) before income tax benefit	(6,401,897)	16,200,543	(12,087,794)	13,233,917
Income tax benefit	—	—	—	—
Net income (loss) attributable to common stockholders	$(6,401,897)	$16,200,543	$(12,087,794)	$13,233,917

Basic net income (loss) per common share	$(0.21)	$0.54	$(0.40)	$0.44

Shares used in computing basic net income (loss) per common share	29,905,556	29,883,067	29,904,951	29,858,310

Diluted net income (loss) per common share	$(0.21)	$0.53	$(0.40)	$0.44

Shares used in computing diluted net income (loss) per common share	29,905,556	30,394,525	29,904,951	30,228,995

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$32,856,892	$31,232,083
Short-term investments	19,695,527	32,858,549
Accounts receivable	4,612,617	4,038,726
Prepaid expenses and other current assets	548,467	1,498,995
Total current assets	57,713,503	69,628,353
Equipment, net of accumulated depreciation	93,945	70,033
Total assets	$57,807,448	$69,698,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,330,830	$2,972,309
Accrued compensation	1,103,805	2,327,327
Accrued expenses	3,886,040	2,504,147
Accured contract costs	1,696,334	—
Deferred revenue	257,300	—
Total current liabilities	8,274,309	7,803,783

Long-term liabilities:
Accrued contract costs	—	1,266,491
Total liabilities	8,274,309	9,070,274

Total stockholders’ equity	49,533,139	60,628,112
Total liabilities and stockholders’ equity	$57,807,448	$69,698,386

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